EXHIBIT 10.3

Tenneco
500 North Field Drive
Lake Forest, IL 60045

1 847 482 5000 Tel
1 847 482 5940 Fax

July 20, 2018

Mr. Roger J. Wood
[Address]

Dear Roger:

I am pleased to inform you that Tenneco Inc.’s (“Tenneco”) Board of Directors has elected to offer you the position as the Chairman and Chief Executive Officer of the future “Powertrain Technology” company (Tenneco Clean Air and Federal-Mogul Powertrain), effective upon the successful completion of Tenneco’s previously announced intention to separate into two independent publicly traded companies (the “Spinoff”). In the interim, and to facilitate a smooth transition through the Spinoff, we are also pleased to offer you employment in the position of Co-Chief Executive Officer of Tenneco Inc., effective as of the date of the closing of Tenneco’s acquisition of Federal-Mogul (the “Closing”).

The key terms of Tenneco’s offer of employment are described below.

Outline of Employment Offer

1.
Position: Your position with the future Powertrain Technology company, effective upon the Spinoff, will be Chairman and Chief Executive Officer, reporting directly to the Board of Directors of that company. In the interim, effective upon the Closing, your position will be Co-Chief Executive Officer, reporting directly to the Board of Directors of Tenneco Inc.

2.
Base Salary: Your initial base salary will be $1,050,000 per year ($87,500.00 per month) less appropriate taxes and withholding, paid in accordance with Tenneco’s normal payroll practices. Beginning in 2019 and each year thereafter, your base salary will be reviewed and, in turn, may be adjusted, subject to approval by the Compensation Committee of Tenneco Inc.’s Board of Directors.

3.
Annual Incentive Compensation: You will be eligible to participate in Tenneco’s executive annual incentive plan in a manner consistent with other Tenneco executives. The terms of the annual incentive plan are set forth in the Tenneco Inc. Annual Incentive Plan (“AIP” - copy attached). Your initial target bonus opportunity for the 2018 calendar year performance period under the AIP will be 125% of your annual base salary (or $1,312,500 based on the offered salary, pro-rated to the date that your employment commences with Tenneco) although the actual value will be determined by the Compensation Committee. The payment of an annual incentive to you is subject to achievement of pre-defined performance goals for the Company, the approval by the Compensation Committee, as well as the terms of the AIP (or successor plan).

Mr. Roger J. Wood
July 20, 2018

4.
Long-Term Incentive Compensation: You will be eligible to participate in Tenneco’s long-term incentive plan in a manner consistent with other Tenneco executives. The terms of the long-term incentive plan are set forth in the Tenneco Long-Term Incentive Plan, as amended (“LTIP”), a copy of which has been attached.

Each year the Compensation Committee will determine and approve the mix of long-term incentive (LTI) awards that will be granted to you and the aggregate target value of these awards. Your first eligibility for a full LTI award will be in February 2019. The final award size, award type, performance conditions and other terms of this award will be approved by the Compensation Committee in February 2019 at the same time the terms of these awards are established for other executives at the Company. Your 2019 LTI award is currently estimated to have a $5,400,000 value.

As part of the LTI award, you will also be eligible to receive a 2018 LTI award equal to $5,400,000, prorated to your employment date, if you are employed before December 1, 2018. Your 2018 LTI award will be granted as restricted stock units (RSUs) with a 3-year ratable vesting.

For purposes of the LTIP (and accelerated vesting of awards thereunder), “Retirement” will mean your termination of employment (other than for cause) after you have (i) attained age 60 or (ii) attained age 55 and completed 10 years of service with the Tenneco and its affiliates. In each case, eligibility for accelerated vesting of awards for Retirement shall not occur until after the first anniversary of the Grant Date of the applicable award.

5.
Retirement Plans: You will be eligible to participate in Tenneco’s 401(k) Plan that currently provides a 100% company match on your first 3%, and 50% of your next 2%, of base pay contributions subject to Plan and IRS maximums. In addition, you will annually receive a 2% of base pay contribution into the 401(k) Plan starting after one year of service, vesting on your third year of service.

You will also be eligible to immediately participate in Tenneco’s Excess Benefit Plan that will provide you with a benefit of a 3% of base pay company contribution after IRS compensation maximums have been reached, and a company contribution equal to 3% of AIP bonus paid.

6.
Change-In-Control (CIC) Protection: You will be eligible to participate in Tenneco’s Change-In-Control Severance Benefit Plan for Key Executives. Benefits under the Plan are payable if you are discharged (either actually or constructively) within two years after a change-in-control that occurs after the effective date of your employment. The plan generally provides a lump-sum payment equal to three times base salary and targeted annual bonus in effect immediately prior to the change-in-control.

Mr. Roger J. Wood
July 20, 2018

7.
Severance (not related to CIC): If your employment is involuntarily terminated by the company for reasons other than disability or Cause or if you terminate your employment due to Constructive Termination and, in any case, other than under circumstances which would entitle you to benefits under the Change in Control Plan, you will be entitled to severance equal to two times the sum of your annual base salary and target bonus for the year in which your termination occurs, payable in a lump sum within 60 days of termination, subject to your execution of a general release and such other documents as the company may reasonably request. For these purposes (A) Cause means (i) fraud, embezzlement, or theft in connection with your employment, (ii) gross negligence in the performance of your duties, or (iii) conviction, guilty plea, or plea of nolo contender with respect to a felony, and (II) Constructive Termination will have the same meaning (and will be subject to the same terms required to effect a Constructive Termination, such as notice and cure periods) as under the Change in Control Plan, provided that for purposes of the foregoing benefits, the comparison as to whether there has been an adverse event will be determined immediately prior to and immediately after an action taken by the company (rather than before and after a change in control) and the determination of whether there has been a material breach by the company will be based on the terms of this letter (rather than the Change in Control Plan).

8.
Stock Ownership Guidelines: Upon employment, you will be subject to Tenneco’s stock ownership guideline policy, requiring that you hold qualifying shares of Tenneco Inc. equal to six times base salary, to be attained by the first month of January following five years of employment.

9.
Insider Trading Policy: Upon employment, you will be subject to Tenneco’s Insider Trading Policy, which, among other things, limits the timing and types of transactions you may make with respect to Tenneco securities and related derivatives.

10.
Health, Welfare and Retirement Benefits: You will be eligible to participate in Tenneco’s broad-based health, welfare and defined contribution retirement plans in a manner consistent with other Tenneco executives. Please refer to benefit plan documents for specific terms and eligibility. The Company reserves the right to change these benefit programs and any of our other benefit programs. Attached for your convenience is the Tenneco 2018 Benefits At A Glance for Salaried Employees.

11.
Vacation and holiday paid time off: You will be entitled to a total of four weeks of paid vacation per year: two weeks in accordance with the provisions of the Company’s vacation policy and two additional negotiated weeks. Your vacation accrual will thereafter increase only in accordance with the vacation schedule in the policy (i.e., you will accrue five weeks of vacation upon reaching 20 years of service). In addition, the Company is typically closed during the week between Christmas and New Year’s Day holidays. You will also be eligible for paid holidays and personal floating holidays in accordance with the Company’s policies. When you leave employment with Tenneco, you will receive a payment for any vacation you have accrued and not used. Vacation is prorated to your date of employment and accrued on a monthly basis.

Mr. Roger J. Wood
July 20, 2018

12.
Relocation: A copy of the Tier II Relocation Policy and the Relocation Agreement are enclosed for your review. Use of a Company provided T&E credit card or any relocation assignment related expenses is prohibited.

13.
Employment at Will: This offer does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated at any time by you or the Company, with or without cause.

In addition, your offer is contingent upon the verification of the information you have provided to the company, successful completion of employment paperwork, the completion of a Combined Disclosure Notice & Authorization Regarding Background Consumer Reports and background authorization forms and execution of the Tenneco Confidentiality Agreement (this will be part of your “on-boarding” process).

On or before your first day of employment, you must provide documentation that you have authorization to work in the United States. The offer is contingent upon you providing appropriate I-9 documentation (see enclosed). Two copies of this offer letter have been provided. Please sign the offer letter and return it to me as soon as possible. The second copy should be retained for your personal records.

Roger, we look forward to you joining Tenneco and are excited for you to contribute and share in its future success. Please contact me to acknowledge your acceptance or with any other questions or concerns.

Sincerely,

/s/ Roger B. Porter

Roger B. Porter
Chairman of the Nominating and Governance Committee
Tenneco Inc. Board of Directors

____________________________________________________________________________________________

I have read, understood and accept this offer of employment at a subsidiary of Tenneco Inc.

By: /s/ Roger J. Wood                 Date: 20 July 2018

Print Name: Roger J. Wood